Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 24, 2016

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•
For the fourth quarter of 2015, El Paso Electric Company ("EE" or the "Company") reported net income of $0.6 million, or $0.02 basic and diluted earnings per share. Net income for the fourth quarter of 2014 was $4.2 million, or $0.10 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2015, EE reported net income of $81.9 million, or $2.03 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2014 was $91.4 million, or $2.27 basic and diluted earnings per share.

“Despite the continued impact of regulatory lag on earnings, we are reporting net income of $0.6 million for the three months ended December 31, 2015,” said Mary Kipp, Chief Executive Officer of the Company. “Reflecting back on last year, we accomplished a number of critical objectives, including the completion of the first two generating units at the Montana Power Station along with our Eastside Operations Center. We have also continued construction of Units 3 & 4 at the Montana Power Station and filed for increases in base rates in both our Texas and New Mexico service territories. Our region continues to grow as evidenced by an increase in customers and reaching a new native system peak in August 2015. We remain on-track and are now focused on key objectives for 2016.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2015 net income relative to 2014 net income (in thousands except per share data):

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2014		$4,241	$0.10		$91,428	$2.27
Changes in:
Allowance for funds used during construction	$(3,180)	(2,846)	(0.07)	$(5,454)	(4,953)	(0.12)
Administrative and general expense	(2,877)	(1,870)	(0.04)	(2,543)	(1,653)	(0.04)
Depreciation and amortization	(1,738)	(1,130)	(0.03)	(6,482)	(4,214)	(0.10)
Interest on long-term debt	(1,183)	(768)	(0.02)	(6,823)	(4,435)	(0.11)
Deregulated Palo Verde Unit 3	(990)	(644)	(0.02)	(5,352)	(3,479)	(0.09)
Investment and interest income	(152)	(148)	—	3,875	3,084	0.07
O&M at fossil-fuel generating plants	3,853	2,506	0.06	(452)	(294)	—
Retail non-fuel base revenues	1,423	925	0.02	14,292	9,290	0.23
Palo Verde performance rewards, net	—	—	—	(2,143)	(1,415)	(0.04)
Other		382	0.02		(1,441)	(0.04)
December 31, 2015		$648	$0.02		$81,918	$2.03

Regulatory Lag
The completion of Montana Power Station ("MPS") Units 1 & 2 (including common plant, transmission lines and substation) and the Eastside Operations Center ("EOC") continues to have a negative impact on the Company's financial results due to regulatory lag associated with the placement in service of these assets without a corresponding increase in revenues. This trend will continue until new and higher rates become effective. The primary impact from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operations and maintenance expense, property taxes and interest cost.
Fourth Quarter 2015
Income for the quarter ended December 31, 2015, when compared to the quarter ended December 31, 2014, was negatively affected by:

•
Decreased AFUDC due to lower balances of construction work in progress (“CWIP”), primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015 and a reduction in the AFUDC rate.

•
Increased administrative and general expenses primarily due to (i) increased payroll costs and employee incentive compensation, and (ii) increased pension and benefits costs due to changes in actuarial assumptions used to calculate expenses for the post-retirement employee benefit plan and increased medical claims paid.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015, partially offset by a change in the estimated useful life of certain large intangible software packages.

•	Increased interest on long-term debt due to the interest accrued on $150 million aggregate principal amount of senior notes issued in December 2014.

•	Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 27.5% decrease in proxy market prices reflecting a decline in the price of natural gas.

Income for the quarter ended December 31, 2015, when compared to the quarter ended December 31, 2014, was positively affected by:

•
Decreased operations and maintenance expense related to our fossil-fuel generating plants, primarily due to decreased maintenance related to Four Corners Unit 5 and Newman Unit 4 in 2015. These decreases were partially offset by operations and maintenance expense at MPS in 2015, with no comparable expense during 2014.

•	Increased retail non-fuel base revenues, primarily due to increased revenues from our residential customers resulting from favorable weather and a 1.4% increase in the average number of customers.
Year to Date
Income for the twelve months ended December 31, 2015, when compared to the twelve months ended December 31, 2014, was negatively affected by:

•
Decreased amounts of AFUDC capitalized due to lower balances of construction work in process primarily due to MPS Units 1 & 2, and the EOC being placed in service during the first quarter of 2015 and a reduction in the AFUDC rate.

•	Increased interest on long-term debt due to the interest accrued on $150 million aggregate principal amount of senior notes issued in December 2014.

•
Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015, partially offset by a change in the estimated useful life of certain large intangible software packages.

•
Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 25.6% decrease in proxy market prices, reflecting a decline in the price of natural gas and a 9.3% decrease in generation due primarily to a Unit 3 planned spring refueling outage that was completed in May 2015 with no comparable outage in 2014.

•
Increased administrative and general expense primarily due to (i) an increase in employee incentive compensation and (ii) increased pension and benefits costs due to changes in actuarial assumptions used to calculate expenses for the post-retirement employee benefit plan. These increases were partially offset by decreased outside services in 2015 compared to 2014.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as Public Utility Commission of Texas ("PUCT") Docket No. 41852 recorded in June 2014 with no comparable amount in 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Income for the twelve months ended December 31, 2015, when compared to the twelve months ended December 31, 2014, was positively affected by:

•
Increased retail non-fuel base revenues, primarily due to (i) increased revenues of $11.9 million from our residential customers due to hotter weather in the third quarter of 2015 contributing to a 4.9% increase in kWh sales; (ii) increased revenues of $2.0 million from small commercial and industrial customers due to a 1.1% increase in kWh sales resulting from hotter weather and a 1.6% increase in the average number of customers; and (iii) a $1.2 million increase from large commercial and industrial customers. These increases were partially offset by a $0.8 million decrease from sales to public authorities due to a military installation moving a portion of their load to an interruptible rate.

•	Increased investment and interest income due to further diversification and re-balancing of the Company’s Palo Verde decommissioning trust fund portfolio.

Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $1.4 million, pre-tax, or 1.2%, in the fourth quarter of 2015, compared to the fourth quarter of 2014. This increase includes a $1.4 million increase in revenues from residential customers and a $0.2 million increase in revenues from our small commercial and industrial customers reflecting favorable weather and a 1.4% increase in the average number of customers served. Cooling degree days increased 5.9% for the fourth quarter of 2015, when compared to the fourth quarter of 2014, and were 17.1% over the 10-year average. Heating degree days increased 3.6% for the three months ended December 31, 2015, when compared to the fourth quarter of 2014, and were 4.1% below the 10-year average. Retail non-fuel base revenues from large commercial and industrial customers and sales to public authorities decreased less than 1.0% compared to the fourth quarter of 2014. Non-fuel base revenues and kWh sales are provided by customer class on page 11 of this release.

For the twelve months ended December 31, 2015, retail non-fuel base revenues increased $14.3 million, or 2.6%, compared to 2014. This increase includes an $11.9 million increase in revenues from residential customers and a $2.0 million increase in revenues from small commercial and industrial customers reflecting hotter summer weather and increases of 1.3% and 1.6%, respectively, in the average number of customers. Retail non-fuel revenues from large commercial and industrial customers increased $1.2 million. KWh sales to public authorities increased 1.5% while revenue declined by $0.8 million due to a military installation moving a portion of their load to an interruptible rate. Cooling degree days increased 6.3% in 2015, when compared to 2014, and were 5.3% over the 10-year average. Heating degree days increased 10.3% in 2015, compared to 2014, and were 3.6% below the 10-year average. Non-fuel base revenues and kWh sales are provided by customer class on page 13 of this release.
2015 Rate Cases
On May 11, 2015, the Company filed with the New Mexico Public Regulation Commission ("NMPRC"), NMPRC Case No. 15-00127-UT, for an annual increase in non-fuel base rates of approximately $8.6 million or 7.1%. The filing also requests an annual reduction of $15.4 million, or 21.5%, for fuel and purchased power costs recovered in base rates. Subsequently, the Company reduced its requested increase in non-fuel base rates to approximately $6.4 million. On February 16, 2016, the Hearing Examiner issued a Recommended Decision to the NMPRC proposing an annual increase in non-fuel base rates of approximately $640 thousand. On February 17, 2016, the NMPRC issued an order extending the suspension period in the rate case from March 10, 2016 until April 8, 2016, by which time the NMPRC is expected to either issue a final order with new rates to go into effect in the second quarter of 2016 or again extend the suspension period further to as late as June 10, 2016. All parties will be allowed to file exceptions before the NMPRC ultimately rules on the issues by final order. The Company cannot predict the outcome of the rate case at this time.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

On August 10, 2015, the Company filed with the City of El Paso, other municipalities incorporated in its Texas service territory and the PUCT in Docket No. 44941, a request for an increase in non-fuel base revenues of approximately $71.5 million. On January 15, 2016, the Company filed its rebuttal testimony modifying the requested increase to $63.3 million. The Company has invoked its statutory right to have its new rates relate back for consumption on and after January 12, 2016, which is the 155th day after the filing. The difference in rates that would have been collected will be surcharged or refunded to customers beginning after the PUCT's final order in Docket No. 44941, which is expected to be in the second quarter of 2016. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months. On January 21, 2016, the Company, the City of El Paso, the PUCT staff, the Office of Public Utility Counsel and the Texas Industrial Energy Consumers filed a joint motion to abate the procedural schedule to facilitate settlement talks. This motion was granted. The Company cannot predict the outcome of the rate case at this time.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 44.3% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the revolving credit facility). At December 31, 2015, we had a balance of $8.1 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations and available borrowings under our Revolving Credit Facility ("RCF") to meet all of our anticipated cash requirements for the next 12 months.
Cash flows from operations for the twelve months ended December 31, 2015 were $246.7 million, compared to $243.3 million for the twelve months ended December 31, 2014. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2015, the Company had a fuel over-recovery of $13.3 million compared to an under-recovery of fuel costs of $3.1 million during the twelve months ended December 31, 2014. At December 31, 2015, we had a net fuel over-recovery balance of $4.0 million, including an over-recovery of $0.1 million in Texas, $3.8 million in the New Mexico and $0.1 million in the Federal Energy Regulatory Commission ("FERC") jurisdiction. On April 15, 2015, we filed a request to lower our Texas fixed fuel factor by approximately 24% to reflect a change in fuel costs primarily related to a reduction in natural gas prices. This decrease was effective with May 2015 billings.
During the twelve months ended December 31, 2015, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $281.5 million for the twelve months ended December 31, 2015 and $277.1 million for the twelve months ended December 31, 2014. Capital expenditures for 2016 are expected to be $231.1 million. Capital requirements for purchases of nuclear fuel were $42.0 million for the twelve months ended December 31, 2015, and $37.9 million for the twelve months ended December 31, 2014.
On January 28, 2016, the Board of Directors declared a quarterly cash dividend of $0.295 per share payable on March 31, 2016 to shareholders of record as of the close of business on March 15, 2016. On December 30, 2015, we paid a quarterly cash dividend of $0.295 per share, or $11.9 million, to shareholders of record as of the close of business on December 15, 2015. We paid a total of $47.1 million in cash dividends during the twelve months ended December 31, 2015. We expect to continue paying quarterly cash dividends during 2016.
No shares of common stock were repurchased during the twelve months ended December 31, 2015. As of December 31, 2015, a total of 393,816 shares remain available for repurchase under the Company's currently authorized stock repurchase program. The Company may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In August 2015, the RGRT $15.0 million Series A 3.67% Senior Notes matured and were paid utilizing funds borrowed under the RCF. The total amount borrowed for nuclear fuel by the RGRT was $128.7 million at December 31, 2015, of which $33.7 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel were $124.5 million as of December 31, 2014, of which $14.5 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At December 31, 2015, $108.0 million was outstanding under the RCF for working capital and general corporate purposes. No borrowings were outstanding at December 31, 2014 under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at December 31, 2015 were $141.7 million with an additional $157.8 million available to borrow.

We received approval from the New Mexico Public Regulation Commission on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals.
2016 Earnings Guidance
On May 11, 2015 and August 10, 2015, the Company filed rate cases in New Mexico and Texas, respectively, as discussed above. The outcome of these cases are expected to have a significant impact on the Company's results of operations in 2016. Since we cannot predict the outcome of these rate cases, the Company has decided not to provide earnings guidance at this time. However, we will continue to provide management's outlook on key earnings drivers on the Company's February 24, 2016 conference call.
Conference Call
A conference call to discuss 2015 financial results is scheduled for 10:30 A.M. Eastern Time, on February 24, 2016. The dial-in number is 888-430-8694 with a conference ID number of 7522946. The international dial-in number is 719-457-1035. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through March 9, 2016 with a dial-in number of 888-203-1112 and a conference ID number of 7522946. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget and on time; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended December 31, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$116,163	$114,728	$1,435	(a)
Deregulated Palo Verde Unit 3 revenues	2,119	3,109	(990)
Other	7,452	8,812	(1,360)
Operating Revenues Net of Energy Expenses	125,734	126,649	(915)

Other operating expenses:
Other operations and maintenance	49,849	51,722	(1,873)
Palo Verde operations and maintenance	29,937	31,183	(1,246)
Taxes other than income taxes	14,892	13,867	1,025
Other income	3,918	4,867	(949)
Earnings Before Interest, Taxes, Depreciation and Amortization	34,974	34,744	230	(b)

Depreciation and amortization	22,744	21,006	1,738
Interest on long-term debt	16,408	15,225	1,183
AFUDC and capitalized interest	5,004	8,269	(3,265)
Other interest expense	372	351	21
Income Before Income Taxes	454	6,431	(5,977)

Income tax expense (benefit)	(194)	2,190	(2,384)

Net Income	$648	$4,241	$(3,593)

Basic Earnings per Share	$0.02	$0.10	$(0.08)

Diluted Earnings per Share	$0.02	$0.10	$(0.08)

Dividends declared per share of common stock	$0.295	$0.280	$0.015

Weighted average number of shares outstanding	40,297	40,220	77

Weighted average number of shares and dilutive
potential shares outstanding	40,335	40,220	115

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.4 million and $16.0 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$567,811	$553,341	$14,470	(a)
Deregulated Palo Verde Unit 3 revenues	9,660	15,012	(5,352)
Palo Verde performance rewards, net	—	2,220	(2,220)
Other	30,453	31,143	(690)
Operating Revenues Net of Energy Expenses	607,924	601,716	6,208

Other operating expenses:
Other operations and maintenance	210,534	205,237	5,297
Palo Verde operations and maintenance	97,639	99,224	(1,585)
Taxes other than income taxes	63,736	62,750	986
Other income	15,242	13,509	1,733
Earnings Before Interest, Taxes, Depreciation and Amortization	251,257	248,014	3,243	(b)

Depreciation and amortization	89,824	83,342	6,482
Interest on long-term debt	65,851	59,028	6,823
AFUDC and capitalized interest	22,544	28,122	(5,578)
Other interest expense	1,313	1,250	63
Income Before Income Taxes	116,813	132,516	(15,703)

Income tax expense	34,895	41,088	(6,193)

Net Income	$81,918	$91,428	$(9,510)

Basic Earnings per Share	$2.03	$2.27	$(0.24)

Diluted Earnings per Share	$2.03	$2.27	$(0.24)

Dividends declared per share of common stock	$1.165	$1.105	$0.060

Weighted average number of shares outstanding	40,275	40,191	84

Weighted average number of shares and dilutive
potential shares outstanding	40,309	40,212	97

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $72.1 million and $71.6 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2015 and 2014
(In thousands and Unaudited)

	2015	2014
Cash flows from operating activities:
Net income	$81,918	$91,428
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	89,824	83,342
Amortization of nuclear fuel	43,099	43,864
Deferred income taxes, net	30,846	39,129
Net gains on sale of decommissioning trust funds	(11,114)	(7,350)
Other	6,927	1,533
Change in:
Accounts receivable	4,839	(5,815)
Net over-collection (under-collection) of fuel revenues	13,344	(3,121)
Accounts payable	(11,235)	9,684
Other	(1,777)	(9,354)
Net cash provided by operating activities	246,671	243,340

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(281,458)	(277,078)
Cash additions to nuclear fuel	(41,966)	(37,877)
Decommissioning trust funds	(7,656)	(9,364)
Other	(11,654)	(6,873)
Net cash used for investing activities	(342,734)	(331,192)

Cash flows from financing activities:
Dividends paid	(47,059)	(44,556)
Borrowings under the revolving credit facility, net	127,206	180
Payment on maturing RGRT senior notes	(15,000)	—
Proceeds from issuance of senior notes	—	149,468
Other	(1,439)	(2,328)
Net cash provided by financing activities	63,708	102,764

Net increase (decrease) in cash and cash equivalents	(32,355)	14,912

Cash and cash equivalents at beginning of period	40,504	25,592

Cash and cash equivalents at end of period	$8,149	$40,504

El Paso Electric Company
Three Months Ended December 31, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	567,548	552,977	14,571	2.6%
	Commercial and industrial, small	548,583	548,369	214	—
	Commercial and industrial, large	260,480	269,584	(9,104)	(3.4)%
	Public authorities	363,381	360,381	3,000	0.8%
	Total retail sales	1,739,992	1,731,311	8,681	0.5%
	Wholesale:
	Sales for resale	8,772	9,798	(1,026)	(10.5)%
	Off-system sales	587,732	606,749	(19,017)	(3.1)%
	Total wholesale sales	596,504	616,547	(20,043)	(3.3)%
	Total kWh sales	2,336,496	2,347,858	(11,362)	(0.5)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$49,100	$47,653	$1,447	3.0%
	Commercial and industrial, small	38,636	38,449	187	0.5%
	Commercial and industrial, large	8,956	9,019	(63)	(0.7)%
	Public authorities	19,081	19,229	(148)	(0.8)%
	Total retail non-fuel base revenues	115,773	114,350	1,423	1.2%
	Wholesale:
	Sales for resale	390	378	12	3.2%
	Total non-fuel base revenues	116,163	114,728	1,435	1.3%
	Fuel revenues:
	Recovered from customers during the period	24,780	34,945	(10,165)	(29.1)%
	Under (over) collection of fuel	(2,409)	1,887	(4,296)	—
	New Mexico fuel in base rates	16,364	15,971	393	2.5%
	Total fuel revenues (a)	38,735	52,803	(14,068)	(26.6)%
	Off-system sales:
	Fuel cost	11,202	13,246	(2,044)	(15.4)%
	Shared margins	2,350	6,602	(4,252)	(64.4)%
	Retained margins	407	418	(11)	(2.6)%
	Total off-system sales	13,959	20,266	(6,307)	(31.1)%
	Other (b) (c)	8,045	8,766	(721)	(8.2)%
	Total operating revenues	$176,902	$196,563	$(19,661)	(10.0)%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.1 million and $3.1 million, respectively.
(b)	Includes energy efficiency bonuses of $1.3 million and $2.0 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Three Months Ended December 31, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	358,712	353,657	5,055	1.4%
Commercial and industrial, small	40,380	39,969	411	1.0%
Commercial and industrial, large	48	49	(1)	(2.0)%
Public authorities	5,270	5,090	180	3.5%
Total	404,410	398,765	5,645	1.4%

Number of retail customers (end of period): (a)
Residential	358,819	353,885	4,934	1.4%
Commercial and industrial, small	40,367	40,038	329	0.8%
Commercial and industrial, large	49	49	—	—
Public authorities	5,261	5,017	244	4.9%
Total	404,496	398,989	5,507	1.4%

Weather statistics: (b)			10-Yr Average
Cooling degree days	144	136	123
Heating degree days	889	858	927

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	1,196,316	1,180,602	15,714	1.3%
Four Corners	184,328	159,363	24,965	15.7%
Gas plants	744,329	889,502	(145,173)	(16.3)%
Total generation	2,124,973	2,229,467	(104,494)	(4.7)%
Purchased power:
Photovoltaic	53,423	53,941	(518)	(1.0)%
Other	286,227	188,194	98,033	52.1%
Total purchased power	339,650	242,135	97,515	40.3%
Total available energy	2,464,623	2,471,602	(6,979)	(0.3)%
Line losses and Company use	128,127	123,744	4,383	3.5%
Total kWh sold	2,336,496	2,347,858	(11,362)	(0.5)%

	Palo Verde capacity factor	87.0%	85.9%	1.1%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Twelve Months Ended December 31, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,771,138	2,640,535	130,603	4.9%
	Commercial and industrial, small	2,384,514	2,357,846	26,668	1.1%
	Commercial and industrial, large	1,062,662	1,064,475	(1,813)	(0.2)%
	Public authorities	1,585,568	1,562,784	22,784	1.5%
	Total retail sales	7,803,882	7,625,640	178,242	2.3%
	Wholesale:
	Sales for resale	63,347	61,729	1,618	2.6%
	Off-system sales	2,500,947	2,609,769	(108,822)	(4.2)%
	Total wholesale sales	2,564,294	2,671,498	(107,204)	(4.0)%
	Total kWh sales	10,368,176	10,297,138	71,038	0.7%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$246,265	$234,371	$11,894	5.1%
	Commercial and industrial, small	187,436	185,388	2,048	1.1%
	Commercial and industrial, large	40,411	39,239	1,172	3.0%
	Public authorities	91,244	92,066	(822)	(0.9)%
	Total retail non-fuel base revenues	565,356	551,064	14,292	2.6%
	Wholesale:
	Sales for resale	2,455	2,277	178	7.8%
	Total non-fuel base revenues	567,811	553,341	14,470	2.6%

	Fuel revenues:
	Recovered from customers during the period	127,765	161,052	(33,287)	(20.7)%
	Under (over) collection of fuel (a)	(13,342)	3,110	(16,452)	—
	New Mexico fuel in base rates	72,129	71,614	515	0.7%
	Total fuel revenues (b)	186,552	235,776	(49,224)	(20.9)%

	Off-system sales:
	Fuel cost	52,406	74,716	(22,310)	(29.9)%
	Shared margins	11,048	21,117	(10,069)	(47.7)%
	Retained margins	1,362	2,147	(785)	(36.6)%
	Total off-system sales	64,816	97,980	(33,164)	(33.8)%
	Other (c) (d)	30,690	30,428	262	0.9%
	Total operating revenues	$849,869	$917,525	$(67,656)	(7.4)%

(a)	Includes Department of Energy refunds related to spent fuel storage of $5.8 million and $7.9 million, respectively. 2014 includes $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $9.7 million and $15.0 million, respectively.
(c)	Includes energy efficiency bonuses of $1.3 million and $2.0 million, respectively.
(d)	Represents revenues with no related kWh sales.

El Paso Electric Company
Twelve Months Ended December 31, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	356,969	352,277	4,692	1.3%
Commercial and industrial, small	40,250	39,600	650	1.6%
Commercial and industrial, large	49	49	—	—
Public authorities	5,250	5,088	162	3.2%
Total	402,518	397,014	5,504	1.4%

Number of retail customers (end of period): (a)
Residential	358,819	353,885	4,934	1.4%
Commercial and industrial, small	40,367	40,038	329	0.8%
Commercial and industrial, large	49	49	—	—
Public authorities	5,261	5,017	244	4.9%
Total	404,496	398,989	5,507	1.4%

Weather statistics: (b)			10-Yr Average
Cooling degree days	2,839	2,671	2,696
Heating degree days	2,095	1,900	2,174

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	5,136,686	5,106,668	30,018	0.6%
Four Corners	657,744	596,252	61,492	10.3%
Gas plants	3,790,659	3,774,209	16,450	0.4%
Total generation	9,585,089	9,477,129	107,960	1.1%
Purchased power:
Photovoltaic	277,241	227,979	49,262	21.6%
Other	1,113,705	1,162,511	(48,806)	(4.2)%
Total purchased power	1,390,946	1,390,490	456	—
Total available energy	10,976,035	10,867,619	108,416	1.0%
Line losses and Company use	607,859	570,481	37,378	6.6%
Total kWh sold	10,368,176	10,297,138	71,038	0.7%

	Palo Verde capacity factor	94.3%	93.7%	0.6%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At December 31, 2015 and 2014
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2015	2014

Cash and cash equivalents	$8,149	$40,504

Common stock equity	$1,016,538	$984,254
Long-term debt	1,134,284	1,134,179
Total capitalization	$2,150,822	$2,118,433

Current maturities of long-term debt	$—	$15,000

Short-term borrowings under the revolving credit facility	$141,738	$14,532

Number of shares - end of period	40,443,819	40,356,624

Book value per common share	$25.13	$24.39

Common equity ratio (a)	44.3%	45.8%
Debt ratio	55.7%	54.2%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.